EXHIBIT 99

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News Release

Cory T. Walker
Chief Financial Officer

December 14, 2001	(386) 239-7250

BROWN & BROWN, INC. ANNOUNCES FILING OF UNIVERSAL SHELF REGISTRATION STATEMENT

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) announced today it has filed a "universal shelf" registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") pursuant to Rule 415 under the Securities Act of 1933, as amended.

After the Registration Statement has become effective, Brown & Brown may, from time to time, offer its debt securities (which may be senior or subordinated, shares of its common stock) and warrants to acquire any of the foregoing (collectively, "Securities"). The Securities may be offered, separately or together, in separate series, and in amounts, at prices and on terms to be set forth in the prospectus contained in the Registration Statement (the "Prospectus"), and in one or more supplements to the Prospectus, and may only be offered pursuant thereto.

The Registration Statement is intended to provide Brown & Brown flexibility to raise up to an aggregate $250 million from the offering of Securities, subject to market conditions and Brown & Brown's capital needs. Brown & Brown intends to use the net proceeds from the sale of Securities to fund acquisitions and for general corporate purposes, including capital expenditures, and to meet working capital needs. Pending such uses, Brown & Brown will invest the net proceeds of any offerings in interest-bearing securities.

The Registration Statement relating to the Securities has been filed with the SEC but has not yet become effective. The Securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Brown & Brown and its subsidiaries provide a broad range of insurance and reinsurance products and services, as well as risk management, employee benefit administration, and managed health care services through offices located across the United States. The company is ranked by Business Insurance magazine as the nation's eighth largest independent insurance intermediary organization. Our Web address is www.bbinsurance.com

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country, downward commercial property and casualty premium pressures, the competitive environment, the potential occurrence of a disaster that affects certain areas of the States of Arizona, Florida and/or New York, where significant portions of the Company's business are concentrated, and the performance of any newly acquired companies. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

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